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                                                                 EXHIBIT 10.5(a)

September 27, 2002


Mr. Peter J. Sonnabend, Vice Chairman
Sonesta International Hotels Corporation
John Hancock Tower
200 Clarendon Street
Boston, MA  02116

Dear Peter:

We are pleased to advise you that Citizens Bank of Massachusetts has approved for your use an unsecured line of credit at our Prime Rate in the original available amount of $2,000,000. This line of credit will be guaranteed by the company's principal domestic subsidiaries (as described in Exhibit A). Unless renewed, it will expire on September 28, 2003.

Advances under the line would be made against a 12-month revolving note, with interest payable monthly in arrears. Advances will be made only if in the opinion of the Bank there have been no material changes in your company's financial condition. To monitor this performance we ask that you submit fiscal year-end consolidated and consolidating financial statements audited by a CPA firm satisfactory to the Bank within 120 days after each fiscal year-end, quarterly financial statements prepared by management within 45 days after each quarter-end and quarterly 10Q reports within 45 days after each quarter-end.

This commitment is subject to the following:

1. The Company shall maintain a minimum tangible net worth of at least $21,000,000 at all times.

2. The Company shall maintain minimum unrestricted cash of at least $2,000,000 for at least 270 consecutive days during each calendar year; provided that in calculating this requirement, the Company may take into account any unused availability under its $5,000,000 revolving line of credit.

3. The Company shall neither have any other indebtedness nor guaranty any indebtedness other than the existing indebtedness described in Exhibit B.

4. The Company shall deliver an executed note to the Bank, an executed Guaranty from the Guarantors to the Bank and other documentation deemed appropriate by the Bank or its counsel.

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Mr. Peter J. Sonnabend, Vice Chairman
Sonesta International Hotels Corporation
September 27, 2002
Page 2


All expenses incurred in connection with this transaction, including but not limited to legal and appraisal fees, shall be the direct responsibility of the Borrower, whether or not this facility becomes active.

This commitment shall expire thirty days from the date of this letter, unless the enclosed copy has been signed and delivered to the Bank on or before that date.

Again, we are delighted to make this accommodation available to you, and are pleased to have Sonesta as one of our customers. If you are in agreement with these terms and conditions, please indicate your acceptance by signing on the two lines designated below and returning an executed copy to my attention. Thank you.

Sincerely,


Charles J. Clark
Senior Vice President


ACCEPTED
SONESTA INTERNATIONAL HOTELS CORPORATION


By: /S/
    ------------------------------------------
    Peter J. Sonnabend
    Vice Chairman


I hereby acknowledge and affirm guaranty of the above-described credit facility, by the principal domestic subsidiaries of Sonesta International Hotels Corporation as described in Exhibit A, in my capacity as authorized signer for said subsidiaries.


By: /S/
    ------------------------------------------
    Peter J. Sonnabend, as authorized signer
    for Sonesta subsidiaries.

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